Exhibit 99(a)

news release
---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, July 13, 2011

UFPI Q2 sales, profits decline; weak market conditions impact results
—Company remains well-positioned for success as markets improve—

GRAND RAPIDS, Mich., July 13, 2011 – Universal Forest Products, Inc. (Nasdaq: UFPI) today reported second-quarter 2011 results, including net sales of $544.1 million, a decrease of almost 15% from net sales of $638.6 million for the same period of 2010. Sales were hampered by weak consumer spending on larger-ticket home-improvement items like fencing and decking during what historically is the busiest selling season of the year. Unit sales decreased an estimated 5% for the quarter; selling prices were down an estimated 10%, due to lower lumber prices, compared to the second quarter of 2010. Additionally, last year’s sales were boosted by the federal stimulus program, including the housing tax credit, which expired at the end of April 2010. Decreases in second-quarter 2011 unit sales to the retail building materials, residential construction and manufactured housing markets were offset by increases in unit sales to the commercial construction and concrete forming and industrial markets.

Net earnings for the quarter were $4.3 million, or $0.22 per diluted share, compared to net earnings of $13.7 million, or $0.70 per diluted share, for the same period of 2010. Profits in the quarter were negatively affected by severance and early retirement charges totaling $0.11 per diluted share after deducting income tax expense.

“These are challenging times, but we are positioning the Company for better results. We have cut costs and implemented plans intended to maintain our strengths and capitalize on our opportunities moving forward,” said outgoing CEO Michael B. Glenn. “We’re maintaining a keen focus on costs and on prudent, conservative decision-making that will create opportunities for sustainable growth and success.”

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Universal Forest Products, Inc.

In June 2011, the Company announced measures to align its costs with its business, including cuts that are expected to result in annualized savings of approximately $10 million. The Company also announced organizational changes intended to more strongly position it for improving sales and profitability.

Weak retail sales posed a major challenge for the Company in the second quarter. Additionally, a declining lumber market in 2011 until June hurt the Company’s margins. However, after 11 straight weeks of decline, the lumber market stopped its fall and remained stable through the month. The composite lumber price was down approximately 16% in the second quarter of 2011 compared to the same period of last year, but was just 1.9% lower in June 2011 from June 2010.

“In June of this year, the lumber market began to stabilize and we began to see improvement in our year-over-year comparisons,” Glenn explained.  “While we still have our challenges – a soft economy, rising fuel costs, uncertain markets – we are as well-positioned as ever with a solid balance sheet, efficient operations, highly skilled employees and a diversified business model.”

By market, Universal posted the following gross sales results for the second quarter (the following reflects the Company’s recent reclassification of customers into five categories, from the previous four, to more accurately depict the growing scope of its work):

Retail building materials: $287.5 million, a decrease of 18.6% from the same period of 2010. (This category includes Do-It-Yourself retailers as well as distributors, pro-dealers and other retail customers.) Unit sales were down approximately 8%, coupled with an 11% decrease in selling prices due to the lumber market. The quarter’s results were affected by weak retail sales in some of the Company’s larger product categories, such as decks and fencing. As housing prices have dipped and homeowners have struggled to maintain equity in their real estate investments, they have delayed plans to build larger-ticket items like decks and fences. The Company believes this business will rebound as the economy improves. The Company also remains dedicated to diversifying its customer base by continuing to grow sales with independent retailers and distributors.

Industrial packaging/components: $126.5 million, a decrease of 2.0% from the same period of 2010.  (This category still includes packaging, crating and other products for manufacturers; however, it no longer includes concrete forming, which has been grouped with commercial construction.) An increase in unit sales of 7% was offset by a 9% decrease in selling prices due to the lumber market. While growth in this market slowed during the quarter, it remains an area of enormous opportunity for sales and profitability for the Company, and an area of focus. The Company netted approximately 300 new customers in this category during the second quarter of 2011; however, our rate of growth of business with existing customers declined somewhat, reflecting soft manufacturing output in the United States. The Company continues to pick up market share and is focused on growing its business in this still-largely fragmented industry.

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Universal Forest Products, Inc.

Manufactured housing: $64.6 million, down 22.0% from the same period of 2010. (As indicated, this category includes manufactured housing and RV business.) An 11% decline in unit sales was coupled with an 11% decrease in selling prices. The industry saw a 14% decline in HUD-code shipments for the combined months of April and May 2011, the latest statistics available. Second-quarter shipment statistics for modular homes were not available, although the first quarter saw a decline of 3.2% from the same period of 2010. The Company continues to expand the products it offers to customers in this category through its expanded distribution business.

Residential construction: $56.7 million, a decrease of 15.5% from the same period of 2010.  (This category includes builders of single- and multifamily homes.) Unit sales were down approximately 7% and selling prices were down approximately 8%, due to the lumber market. The most recent statistics available indicate that single family housing starts were down 20% from March through May 2011 from the same period of 2010, while multifamily starts increased 34% from March through May 2011 over 2010. The Company remains focused on multifamily and government projects, where it sees more opportunity for growth than in single-family residential construction.

Commercial construction and concrete forming: $20.8 million, up 23.2% over the second quarter of 2010. (This includes non-residential construction and concrete forming.) A 39% increase in unit sales was offset by a 16% decrease in selling prices, due to the lumber market. Industry wide, nonresidential construction projects were down 6.3% year-to-date in May 2011 from the same period of 2010, indicating the Company is picking up share in this market and substantiating the validity of its focus on growing business in commercial construction and concrete forming.

OUTLOOK
The Company believes continued challenging economic conditions and uncertainties in the housing market limit its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not resume the practice of providing guidance in the foreseeable future.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thurs., July 14, 2011. The call will be hosted by outgoing CEO Michael B. Glenn and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866-202-0886 or internationally at 617-213-8841. Use conference pass code 11302414. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through August 14, 2011, domestically at 888-286-8010 or internationally at 617-801-6888. Use replay pass code 57548930.

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Universal Forest Products, Inc.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for residential and commercial construction, specialty wood packaging and components for various industries, and forming products for concrete construction. The Company's consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built construction market. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED
JUNE 2011/2010

	Quarter Period				Year to Date
(In thousands, except per share data)	2011		2010		2011		2010

NET SALES	$544,139	100%	$638,635	100%	$931,372	100%	$1,031,593	100%

COST OF GOODS SOLD	487,552	89.6	560,749	87.8	833,371	89.5	902,073	87.4

GROSS PROFIT	56,587	10.4	77,886	12.2	98,001	10.5	129,520	12.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	45,328	8.3	54,041	8.5	91,816	9.9	102,530	9.9
NET LOSS ON DISPOSITION OF ASSETS, EARLY RETIREMENT, AND OTHER IMPAIRMENT AND EXIT CHARGES	3,482	0.6	212	-	3,489	0.4	384	-

EARNINGS FROM OPERATIONS	7,777	1.4	23,633	3.7	2,696	0.3	26,606	2.6

INTEREST, NET	797	0.1	833	0.1	1,432	0.2	1,599	0.2

EARNINGS BEFORE INCOME TAXES	6,980	1.3	22,800	3.6	1,264	0.1	25,007	2.4

INCOME TAXES	2,502	0.5	8,332	1.3	215	-	8,819	0.9

NET EARNINGS	4,478	0.8	14,468	2.3	1,049	0.1	16,188	1.6

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(201)	-	(752)	(0.1)	(442)	-	(1,485)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$4,277		$13,716		$607		$14,703

EARNINGS PER SHARE - BASIC	$0.22		$0.71		$0.03		$0.76

EARNINGS PER SHARE - DILUTED	$0.22		$0.70		$0.03		$0.75

WEIGHTED AVERAGE SHARES OUTSTANDING	19,413		19,259		19,360		19,258

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,546		19,531		19,513		19,524

SUPPLEMENTAL SALES DATA
	Quarter Period				Year to Date
Market Classification	2011	%	2010	%	2011	%	2010	%
Retail Building Materials	$287,528	51%	$353,060	54%	$462,809	48%	$540,086	51%
Residential Construction	56,655	10%	67,035	10%	104,486	11%	120,739	12%
Commercial Construction and Concrete Forming	20,841	4%	16,914	3%	35,270	4%	31,302	3%
Industrial	126,541	23%	129,073	20%	236,186	25%	224,665	21%
Manufactured Housing and Recreation Vehicles	64,597	12%	82,831	13%	111,633	12%	131,766	13%
Total Gross Sales	556,162	100%	648,913	100%	950,384	100%	1,048,558	100%
Sales Allowances	(12,023)		(10,278)		(19,012)		(16,965)
Total Net Sales	$544,139		$638,635		$931,372		$1,031,593

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 2011/2010

(In thousands)
ASSETS	2011	2010	LIABILITIES AND EQUITY	2011	2010

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$-	$695	Cash overdraft	$8,671	$-
Accounts receivable	204,220	229,199	Accounts payable	76,521	83,467
Inventories	204,590	191,569	Accrued liabilities	55,314	77,957
Assets held for sale	5,082	-
Other current assets	20,333	18,110	Current portion of long-term debt and capital leases	23,772	692

TOTAL CURRENT ASSETS	434,225	439,573
			TOTAL CURRENT LIABILITIES	164,278	162,116
OTHER ASSETS	11,453	5,300
INTANGIBLE ASSETS, NET	170,178	172,065
PROPERTY, PLANT AND EQUIPMENT, NET	216,997	226,426	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	52,200	67,932
			OTHER LIABILITIES	35,518	33,468
			EQUITY	580,857	579,848

TOTAL ASSETS	$832,853	$843,364	TOTAL LIABILITIES AND EQUITY	$832,853	$843,364

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2011/2010

(In thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings attributable to controlling interest	$607	$14,703
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	14,452	15,199
Amortization of intangibles	2,873	3,590
Expense associated with share-based compensation arrangements	1,013	1,078
Excess tax benefits from share-based compensation arrangements	(120)	(265)
Expense associated with stock grant plans	150	117
Deferred income tax credit	(87)	(195)
Net earnings attributable to noncontrolling interest	442	1,485
Net loss on sale or impairment of assets	21	118
Changes in:
Accounts receivable	(77,166)	(120,961)
Inventories	(13,865)	(26,175)
Accounts payable	16,927	33,706
Accrued liabilities and other	(3,158)	21,627
NET CASH FROM OPERATING ACTIVITIES	(57,911)	(55,973)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(12,159)	(11,551)
Acquisitions, net of cash received	-	(5,834)
Proceeds from sale of property, plant and equipment	1,197	382
Purchase of product technology	(77)	-
Advances of notes receivable	-	(1,000)
Collections of notes receivable	294	103
Other, net	19	21
NET CASH FROM INVESTING ACTIVITIES	(10,726)	(17,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	20,931	15,000
Repayment of long-term debt	(272)	(255)
Proceeds from issuance of common stock	575	1,331
Purchase of additional noncontrolling interest	(100)	(1,227)
Distributions to noncontrolling interest	(835)	(472)
Capital contribution from noncontrolling interest	80	-
Dividends paid to shareholders	(3,905)	(3,871)
Repurchase of common stock	-	(3,648)
Excess tax benefits from share-based compensation arrangements	120	265
Other, net	9	14
NET CASH FROM FINANCING ACTIVITIES	16,603	7,137

NET CHANGE IN CASH AND CASH EQUIVALENTS	(52,034)	(66,715)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,363	67,410

CASH (OVERDRAFT) AND CASH EQUIVALENTS, END OF PERIOD	$(8,671)	$695

SUPPLEMENTAL INFORMATION:
Cash paid during the period for:
Interest	$1,820	$1,777
Income taxes	2,964	(8,470)